CONVERTIBLE SECURED PROMISSORY NOTE
(Revolving Line of Credit)

BORROWER:	EnergyConnect Group, Inc.	LENDER:	Aequltas Commercial Finance, LLC
	5335 SW Meadows Rd Ste 325		5300 Meadows Road, Suite 400
	Lake Oswego, OR 97035		Portland, Oregon 97209
	Telephone: (503) 603-3500		Telephone: (503) 419-3500
ADDITIONAL	EnergyConnect, Inc.
BORROWER:	c/o EnergyConnect Group, Inc.

Principal Amount: $5,000,000	Initial Interest Rate: 30%	Date of Note: February 26, 2009

1.          PROMISE TO PAY. EnergyConnect Group, Inc. (“ECGroup”) and EnergyConnect, Inc. (“ECInc”) (each a ‘Borrower” and collectively, the ‘Borrowers’) jointly and severally promise to pay to Aequltas Commercial Finance, LLC (“Lender”) in lawful money of the United States of America, the principal amount of Five Million Dollars ($5,000,000), or such lesser amounts as are actually advanced to Borrowers by Lender, together with interest on the unpaid principal balance from the date of disbursement until indefeasibly paid in full. Borrowers will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

2.          ADVANCES; RESTRICTIONS. This Note evidences the Loans and Advances made by Lender to Borrowers pursuant to the Business Loan Agreement dated of even date herewith (the “Loan Agreement”). Capitalized terms not otherwise defined herein, if any, shall have the meanings set forth in the Loan Agreement. The outstanding balance of Advances made under this Note may fluctuate from time to time, be increased by future Advances which may be made by Lender and be decreased by repayments made by Borrowers, and is subject to the limitations of the Borrowing Base Total. Borrowers acknowledge and agree that Lender is under no obligation to make any Advance hereunder and any Advances shall be in Lender’s sole and absolute discretion.

3.          INTEREST RATE. Interest shall be calculated on the basis of a 365-day year and actual days elapsed and shall accrue on the unpaid balance of this Note at the rate of 30% per annum, as follows:

a)

During the 12-month period from the Effective Date to the first anniversary thereof (such period, the “First Year”), (A) interest at the rate of 23% per annum shall accrue and be due and payable to Lender monthly in arrears (the “Current Interest”) and (B) interest at the rate of 7% per annum shall accrue and shall be added to the unpaid principal balance of this Note on the first anniversary of the Effective Date (the “Deferred Interest”). Any Current Interest not paid when due also will be added to the Loan and increase the unpaid principal balance hereof.

b)

From and after the first anniversary of the Effective Date, only Current Interest shall accrue and be payable on the unpaid principal balance of the Loan (such unpaid principal balance including any Current Interest and all Deferred Interest accrued in accordance with the terms of subsection (a)(1) above), provided, however that the rate per annum at which such Current Interest shall be calculated shall increase to from 23% to 30% as of such first anniversary date.

c)	Subject to the terms of the Loan Agreement, during the life of the Loan, minimum interest of $50,000 per month shall be payable as follows:

i.	during the First Year, minimum Current Interest of $38,333 per month plus minimum Deferred Interest of $11,667 per month; and
ii.	after the First Year until the later of Final Maturity and repayment of the Loan in full, minimum Current Interest of $50,000 per month.

NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

4.          PAYMENT. Borrowers will pay the Loans and this Note as follows:

(a)

Payments. Borrowers will make monthly interest-only payments on the outstanding balance of the Loan commencing 1 month after the Effective Date and continuing on the same day of each month thereafter until Final Maturity. All payments under this Note shall be made in immediately available funds to Lender, at its address above or at such other address as Lender may designate in writing to Borrowers, and shall be applied as provided in Section 5 below. At Lender’s option, such payments shall be made to Lender via an Automated Clearing House transfer from a checking account of one or both Borrowers.

(b)

Maturity. Unless earlier converted pursuant to Section 6 below, the outstanding principal balance and all accrued and unpaid interest shall be due and payable on or before January 1, 2011 (the “Final Maturity”); provided, however, that upon the occurrence of an Event of Default, the outstanding principal and all accrued and unpaid interest shall be payable on demand. In addition, the outstanding principal balance and all accrued and unpaid interest shall be due and payable in the event of a sale of all or any substantial portion of the assets or equity securities of a Borrower.

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5.          APPLICATION OF PAYMENTS. Unless otherwise agreed or required by applicable law, payments will be applied first to expenses for which Borrowers are liable hereunder (including unpaid collection costs and late charges), next to accrued and unpaid interest, and last to the principal balance hereof.

6.          CONVERSION.

a.

Voluntary Conversion. Lender may elect at any time, in its sole and absolute discretion, to convert up to two-thirds (2/3) of the outstanding principal amount of, plus all accrued and unpaid interest under, this Note into the number of whole shares of ECGroup’s Common Stock (as so converted, the “Conversion Securities”) equal to the amount of principal and interest to be converted divided by $0.0906 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such Common Stock after the date hereof) (the “Conversion Price”), which Conversion Price represents eighty percent (80%) of the volume-weighted average price of ECGroup’s Common Stock quoted on the Nasdaq over-the-counter Bulletin Board over the 10 business days preceding the Effective Date.

b.

Procedures for Conversion. Lender shall provide to Borrowers written notice of Lender’s intent to convert outstanding principal and accrued and unpaid interest under this Note into Conversion Securities pursuant to Section 6(a), including the exact amount of outstanding principal and accrued and unpaid interest thereon, the number of whole Conversion Securities into which such amount is being converted by Lender, and the remaining outstanding principal balance under this Note after giving effect to such conversion, and ECGroup shall issue the Conversion Securities to Lender no later than ten (10) days after receipt of such written notice. At the time the Conversion Securities are issued to Lender, Lender and ECGroup shall enter into a registration rights agreement in form and substance satisfactory to Lender.

c.

Effectiveness of Conversion. Notwithstanding the foregoing, any conversion pursuant to these provisions shall not be effective until ECGroup has approved an amendment to its current Articles of Incorporation, as amended, to authorize the issuance of sufficient Conversion Securities, if required, and has otherwise taken such other actions and received such approvals as are necessary to effect the issuance of such Conversion Securities. In connection with such conversion, ECGroup shall use best efforts to take all measures to permit any such conversion to occur as promptly as practicable and to otherwise comply with all of its obligations hereunder in connection with such conversion.

d.	Fractional Interests. No fractional interests shall be issued upon conversion of this Note.

7.          SECURED NOTE. This Note is secured by the Collateral, as such term is defined in that certain Security Agreement dated of even date herewith by and between Borrowers, as grantors, and Lender, as secured party.

8.          VOLUNTARY PREPAYMENT. Borrowers agree that all prepaid fees and prepaid finance charges and other fees that the parties agree are fully earned as of a specific date will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. All or any portion of the principal balance of the Loans may be prepaid on the last business day of each month, together with accrued and unpaid interest; provided, that any such principal prepayment shall be in increments of at least $100,000, and provided further that Borrowers shall provide Lender with at least fifteen (15) ‘days’ advance written notice of any intention make an optional prepayment on the Note, during which period Lender shall have the option to convert the Note as provided in Section 6 above. Early principal payments will not, unless agreed to by Lender in writing, relieve Borrowers of their obligation to continue to make payments in accordance with any then-applicable payment schedule; early payments will reduce the outstanding principal balance due. Borrowers agree not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If a Borrower sends such payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrowers will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of any disputed amount must be mailed or delivered to Lender at the address above. Prepayments of accruing interest may be made up to 15 days prior to the next scheduled Interest Payment Date and, if made within such time frame, will be held and applied to Interest due and payable on the next succeeding Interest Payment Date; otherwise any such prepaid interest amount shall be deemed to be a prepayment of the principal balance of the Loan.

9.          MANDATORY PREPAYMENT. If at any time the balance remaining on the Loan and this Note shall exceed the calculated Borrowing Base Total on the most recently delivered Borrowing Base Certificate, upon the request of Lender, Borrowers shall immediately make payments thereon sufficient to reduce the balance of the Loans and this Note to an amount equal to or less than the then-current Borrowing Base Total.

10.          TERMINATION. Except as otherwise provided in the Loan Agreement, this Note and the obligations hereunder may be terminated by Borrowers, in whole, but not in part, by the giving of 90 days advance written notice, in accordance with the terms of the Loan Agreement. During such 90-day period (the “Termination Period”), Lender shall have the option to convert the Note pursuant to the terms of the Loan Agreement and Section 6 above.

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11.          LATE CHARGE. If a payment is 15 days or more late, Borrowers will pay to Lender a late charge equal to the lesser of 5.0% of the regularly scheduled payment or the maximum amount permitted under applicable law.

12.          INTEREST AFTER DEFAULT. Upon default, including failure to pay all amounts due upon final maturity of this Note, Lender may, at its option without notice to Borrowers and if permitted by applicable law, increase the interest rate of this Note by 5.00 percentage points (500 basis points), and interest shall accrue on the unpaid principal balance of the Loan at such default rate of interest from the date of such Event of Default until the date on which such Event of Default is indefeasibly cured in full. The default interest rate will not exceed the maximum rate permitted by law.

13.          DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

a)

Payment Default. Borrowers fall to make any payment due hereunder or under any other Related Document within 5 days of the due date; provided, however, that if Borrowers give Lender written notice prior to the due date of any such payment that such payment will not be made on such due date, then Borrowers shall have 10 business days to cure such payment default before such payment default shall constitute and Event of Default.

b)

Other Defaults. Either Borrower falls to comply with or to perform any other term, obligation, covenant or condition contained in the Loan Agreement, this Note or any of the other Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender (or an affiliate of Lender) and Borrowers. If any failure, other than a failure to pay money or to comply with financial covenants and ratio requirements, is curable and if Borrowers have not been given a notice of a similar breach within the preceding 12 months, it may be cured (and no Event of Default will have occurred) if Borrowers, after delivery of written notice from Lender demanding cure of such failure: (a) cure the failure within 15 business days; or (b) if the cure requires more than 15 business days, immediately initiate steps sufficient to cure the failure and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance within 60 days after such notice is sent.

c)

Default in Favor of Third Parties. Either Borrower defaults under any loan, extension of credit, security agreement, pledge agreement, guaranty, purchase or sales agreement, or any other agreement in favor of any other creditor, which default could materially affect any of such Borrower’s property or such Borrower’s ability to repay the Indebtedness or perform its obligations under this Agreement or any of the Related Documents.

d)

False Statements. Any warranty, representation or statement made or furnished to Lender by either Borrower or on such Borrower’s behalf under the Loan Agreement, this Note or the other Related Documents is false or misleading in any material respect or omits to state a material fact required to make such warranty, representation or statement not misleading, either now or at the time made or furnished or any such warranty, representation or statement becomes false or misleading at any time thereafter.

e)

Dissolution, Insolvency, etc. The dissolution of either Borrower (regardless of whether election to continue is made), or any other termination of either Borrower’s existence as a going business, the insolvency of either Borrower, the appointment of a receiver for any part of either Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against either Borrower.

f)

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of either Borrower or by any governmental agency against any Collateral securing the Loan.

g)	Material Adverse Change. A Material Adverse Change occurs or Lender notifies Borrowers that Lender reasonably believes the prospect of payment performance of this Note has been impaired.

h)	Insecurity. Lender notifies Borrowers that Lender in good faith believes itself insecure.

i)

FERC Investigation. The financial effect on Borrowers of the FERC Investigation, however measured, including, without limitation, with respect to costs, penalties, judgments, reduction in the ILR Account Receivable or other diminution in the value to Lender of the Collateral, amounts to $200,000 or more on an aggregate basis, or in connection with the FERC Investigation FERC is granted a Security Interest that ranks prior or is otherwise superior to the Security Interest granted to Lender.

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j)

Defective Collateralization. The Loan Agreement, this Note or any of the Related Documents ceases to be in full force and effect (including failure of any Collateral document to create a valid and perfected Security Interest or lien) at any time and for any reason.

k)	Failure of the ILR Program Notification System. The ILR Program Notification System is inoperable for any reason.

14.          LENDER RIGHTS. Upon default, Lender shall have the rights set forth in the Loan Agreement, including the right to declare the entire unpaid principal balance of this Note and all unpaid interest and other amounts outstanding immediately due, and Borrowers will pay that amount. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform any obligation of either Borrower shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

15.          ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrowers do not pay. Borrowers will pay Lender that amount, as well as all other fees and expenses payable pursuant to the terms of the Loan Agreement. This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and legal expenses, whether or not there is a lawsuit, including without limitation attorneys’ fees and expenses incurred by Lender at trial, on appeal and in any arbitration or bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction). If not prohibited by applicable law, Borrowers also will pay any court costs, in addition to all other sums provided by law.

16.          ASSIGNMENTS. Borrowers acknowledge that Lender may sell and assign its interest in this Note, the Loan Agreement and the Related Documents, and the payments due hereunder and thereunder, in whole or in part, or sell participations therein, to an assignee (the “Assignee”) which may be represented by a bank or trust company acting as a trustee of such Assignee. Any such sale or assignment to an affiliate of Lender shall not require Borrowers’ prior approval. Any sale or assignment to a non-affiliate Assignee shall require Borrowers’ prior written consent, such consent not to be unreasonably withheld or delayed. BORROWERS ACKNOWLEDGES THAT ANY ASSIGNMENT OR TRANSFER BY LENDER OR ANY ASSIGNEE SHALL NOT MATERIALLY CHANGE BORROWERS’ OBLIGATIONS UNDER THIS NOTE, THE LOAN AGREEMENT AND THE RELATED DOCUMENTS. Any Assignee shall be entitled to enforce all the rights so assigned but be under no obligation to Borrowers to perform any of Lender’s obligations under this Note, the Loan Agreement or any Related Documents, the sole remedy of Borrowers being against Lender with Borrowers’ right against Lender being unaffected except as provided herein. Borrowers agree that upon notice of assignment of this Note, the Loan Agreement and the Related Documents, they shall pay directly to the Assignee, unconditionally, all amounts which become due hereunder or thereunder with respect to the portion so assigned. Borrowers specifically covenant and agree that they will not assert against any Assignee any claims by way of abatement, defense, set-off, counterclaim, recoupment or otherwise which Borrowers may have against Lender or any third party, and BORROWERS SHALL NOT ASSERT AGAINST SUCH ASSIGNEE IN ANY ACTION FOR NOTE PAYMENTS OR OTHER MONEYS PAYABLE HEREUNDER OR THEREUNDER ANY DEFENSE EXCEPT THE DEFENSE OF PAYMENT TO SUCH ASSIGNEE. Upon Lender’s request, Borrowers will acknowledge to any Assignee receipt of Lender’s notice of assignment.

17.          JURY WAIVER. LENDER AND BORROWERS HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWERS AGAINST THE OTHER.

18.          GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with the laws of the State of Oregon. This Note has been accepted by Lender in the State of Oregon.

19.          CHOICE OF VENUE. If there is a lawsuit, Borrowers agree upon Lender’s request to submit to the jurisdiction of the courts located in Portland, Oregon and waive any objections that such venue is an inconvenient forum.

20.          COLLATERAL. Borrowers acknowledge that this Note is secured by the Collateral described in the Loan Agreement and Security Agreement executed by Borrowers with Lender.

21.          LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested by a Borrower in writing (using the request form attached to the Loan Agreement as Exhibit A) at least 10 business days prior to the desired date of disbursement pursuant to the terms of Section 2 of the Loan Agreement. All communications, instructions or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above. The following persons currently are authorized, except as provided in this paragraph, to request advances and authorize payments under the line of credit until Lender receives from Borrowers, at Lender’s address shown above, written notice of revocation of their authority: Randy Reed. Advances may be requested by any one (1) authorized person, Borrowers agree, jointly and severally, to be liable for all sums either (i) advanced in accordance with the instructions of an authorized person or (ii) credited to any account of a Borrower with Lender, regardless of the fact that persons other than those authorized to borrow have authority to draw against the accounts. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs.

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22.          CESSATION OF ADVANCES. If Lender has made any commitment to make any Loan to Borrowers, whether under this Agreement or under any other agreement, Lender shall have no obligation to make Loan Advances or to disburse Loan proceeds If: (a) either Borrower is in default under the term of this Agreement or any of the Related Documents or any other agreement that a Borrower has with Lender; (b) either Borrower becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged as bankrupt; (c) there occurs a Material Adverse Change; (d) Lender in good faith deems itself insecure, even though no Event of Default shall have occurred; (e) Lender determines in its sole and absolute discretion that the pending investigation of ECInc by the Federal Energy Regulatory Commission (the “FERC Investigation”) or any judgment, determination or assessed penalties related thereto reasonably could be expected to affect negatively the business, financial condition or ability to repay the Loans of either Borrower or the value of the Collateral; and (f) the percentage reduction in the ILR Account Receivable payment with respect to any month, as set forth on any Borrowing Base Certificate, exceeds 25%. For the avoidance of doubt, in the event that Lender exercises its rights under this Section 8, Lender in its sole and absolute discretion may determine to reduce the Facility Amount in whole or in part. In the event of a partial reduction, Borrowers shall immediately make payments on the Loans then outstanding in an amount sufficient to reduce the balance of the Loans to an amount equal to or less than the Facility Amount after giving effect to such partial reduction.

23.          SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrowers and their heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

24.          GENERAL PROVISIONS. Lender may delay or forego enforcing any of its rights or remedies under this Note without losing them. Borrowers and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) any Loan or release any party or guarantor or Collateral; or Impair, fail to realize upon or perfect Lender’s Security Interest in the Collateral and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify the Loan without the consent of or notice to anyone other than the party with whom the modification is made. If there is more than one Borrower, the obligations of each Borrower under this Note are joint and several.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDER AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY LENDER TO BE ENFORCEABLE.

PRIOR TO SIGNING THIS NOTE, BORROWERS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWERS AGREE TO THE TERMS OF THIS NOTE.

BORROWERS ACKNOWLEDGES RECEIPT OF A COMPLETE COPY OF THIS NOTE.

BORROWER:
ENERGYCONNECT GROUP, INC.

By:	/s/ Randy Reed

Name:	Randy Reed
Title:	Secretary

ENERGYCONNECT, INC.

By:	/s/ Randy Reed

Name:	Randy Reed
Title:	Secretary

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